Williams & Webster, P.S.

Certified Public Accountants & Business Consultants

May 11, 2009

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re: AngioGenex, Inc.
Commission File Number (000-26181)

Dear Sirs:

We are in agreement with the statements made by the above registrant in its Form 8-K dated May 4, 2009.

Our independent auditor's report on the financial statements of AngioGenex, Inc. for the years ended December 31, 2008 and 2007, and for the period from March 31, 1999 (inception) through December 31, 2008 contained no adverse opinion or disclaimer of opinion, nor was it modified as to audit scope, accounting principles or uncertainties, except for a modification as to an uncertainty about the company's ability to continue as a going concern.

There were no disagreements with AngioGenex, Inc. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Sincerely,

Williams & Webster, P.S.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington

Bank of America Financial Center
601 W. Riverside, Suite 1940, Spokane, WA 99201
Phone (509) 838-5111 Fax (509) 838-5114

www.williams-webster.com

Center for Public Company Audit Firms
Private Companies Practice Section
AICPA, WSCPA